AGREEMENT
                                     BETWEEN
                          THINKPATH INC. & THE KENNEDYS

         This Agreement (the "Agreement") is made and entered into effective as of the 19th day of April 2007, among Thinkpath Inc., an Ontario corporation ("Issuer"), Thinkpath, Inc., an Ohio corporation and wholly-owned subsidiary of Issuer ("Maker"), and John Kennedy and Cecelia Kennedy (the "Holders") (collectively, the "Parties"). The purpose of this Agreement is to amend certain elements of the provision governing merger consideration in Section 2.7 of the Agreement and Plan of Merger (the "Merger Agreement") dated as of June 29, 2006 among Issuer, Maker, The Multitech Group, Inc., the Holders, and other parties. In consideration of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

         (A) TERMS AND CONDITIONS

         (1)   Upon the execution of this Agreement, Holders shall

         (a) surrender and return to the Issuer for cancellation all of their 4,065,820 shares of the Issuer's common stock, of which 1,718,286 shares are owned by Cecelia Kennedy, 1,145,525 shares are owned by John Kennedy and 1,202,009 shares are jointly owned by the Holders;

         (b) surrender and return all of their 595 shares of the Issuer's preferred stock to the Issuer for cancellation, of which 357 shares are owned by Cecelia Kennedy and 238 shares are owned by John Kennedy;

         (c) return to the Maker for cancellation the Non-Negotiable Promissory Notes (the "Merger Notes") with an aggregate amount of $475,788 received and executed between the Maker and the Holders on June 29, 2006 pursuant to the Merger Agreement; and


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         (d)   further cancel any payments due and payable to the Holders and all penalties and obligations imposed upon the Maker or Issuer in relation to the Merger Notes.

         (2)   Upon the execution of this Agreement, Maker shall

         (a) be obligated to pay the aggregate amount of Eight Hundred Thousand Dollars (U.S.) ($800,000) to the Holders as follows:

               (i) installments of Thirteen Thousand Three hundred and Thirty-Three Dollars and thirty-three cents ($13,333.33)(U.S.) per month for 60 months (the "Monthly Payments"); and

               (ii) the Monthly Payments shall be made on the fifteenth day of each month, starting in January 2008, as memorialized in a promissory note (the "New Note") attached thereto, as Exhibit A.

         (b) pay interest at the annual rate of six percent (6%) on the principal amount owned to Holders;

         (c) have Issuer guarantee the Monthly Payment owed to the Holders. The guarantee shall be in the form attached hereto as EXHIBIT B. The Holders, subject to subordination as set forth in this subsection, shall also have a security interest in all of the Maker's and Issuer's assets. The security interest shall be subordinated only to Laurus Master Fund, Ltd. and any subsequent institutional financiers for any institutional debt up to an aggregate of $8,000,000 (in the event that the Maker or Issuer seeks institutional financing in excess of $8,000,000, such additional institutional debt shall be subordinated to the Holders unless the Holders otherwise agree to subordinate). Issuer further agrees that until the principal and interest owed under the New Note are paid in full, the New Note will be secured by a security agreement attached hereto as EXHIBIT C, and Uniform Commercial Code Financing statement attached hereto as EXHIBIT D, giving Holders a security interest in all the patents, fixtures, inventory, accounts receivable, and other assets of the Issuer and/or any of its subsidiaries.

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         (d)   reaffirm and continue to be bound by the terms and conditions set forth in the Employment Agreements executed pursuant to section 9.1(c) of Article IX and entered into between the Holders and the Maker.

         (e) pay any legal fee associated with disputes under the Merger Agreement or Merger Notes or the negotiation and execution of the New Note or this Agreement, provided that the aggregate amount of such legal fees does not exceed Fifteen Thousand Dollars (U.S.) ($15,000).

         (B)   RIGHT TO SERVE ON THE BOARD

         Until the New Note is paid in full, the Holders shall have the right to and the Board of Directors shall have the obligation to include one designee, reasonably acceptable to the Issuer, as a nominee to serve on the Issuer's Board of Directors. Promptly upon execution of this Agreement, the Issuer will appoint such nominee to serve as a Director until the next annual meeting of shareholders.

         (C) ENTIRE AGREEMENT

         The Agreement contains all of the terms and conditions agreed upon between the parties with respect to the subject matter hereof, and this Agreement fully and completely expresses the Agreement of said parties on the subject matter hereof. Further, in the event of any conflict between the terms and provisions of this Agreement and the Merger Agreement, the terms and provisions of this Agreement shall prevail and govern the obligations of the Issuer and the Holders.


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         (D) NO INFERENCE

           It is specifically understood and agreed by and between the parties that this Agreement and any exhibits annexed hereto are the result of extensive negotiations between the parties. It is understood and agreed that both parties shall be deemed to have drawn these documents in order to avoid any negative inference by any court as against the preparer of the document.

         (E) AMENDMENTS

         The Agreement may not be changed, modified, supplemented or terminated, nor may any obligations hereunder be waived, except by an instrument executed by the parties hereto who are or will be affected by the terms of such change, modification, supplementation or termination.

         (F) NO WAIVER

         No waiver by either party of any failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

         (G) SUCCESSORS AND ASSIGNS

         Subject to the terms of the Agreement, the covenants, agreements and representations, herein contained stipulations shall inure to the benefit of, and shall bind, the heirs, administrators, successors and assigns of the respective Parties hereto. The obligations of Issuer and Maker may not be assigned without the consent of the Holders.

         (H) GOVERNING LAW

         The Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New Jersey applicable to agreements made and to be performed wholly within said state.

         (I) BINDING EFFECT

         Facsimile signatures of the Issuer and Holders shall be deemed to be originals and binding upon the parties.

         (J) PARTIAL INVALIDITY

         If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by applicable law.

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         (K) MUTUAL LEGAL RELEASE
         The Issuer, Maker, and the Holders, for themselves and anyone claiming through them, hereby expressly release any and all of their respective legal rights against each other or their respective representatives, heirs, administrators, successors and assigns for any legal liabilities and claims that may be currently existing, including but not limited to any claims arising out of or related to fraud or misrepresentation of either party or breach of contract arising out of or related to the Merger Agreement or Merger Notes. However, this provision shall not release the Issuer, Maker or the Holder from any of their obligations under this Agreement, the New Note, the guarantee of the New Notes, or the other exhibits hereto.

         IN WITNESS WHEREOF, the Issuer, Maker, and Holders have caused this instrument to be duly executed by the undersigned.

DATE: APRIL __, 2007
                                ISSUER: THINKPATH INC., AN ONTARIO CORPORATION


                                            By: _____________________________
                                                Declan French
                                                Chief Executive Officer

                                MAKER: THINKPATH INC., AN OHIO CORPORATION


                                            By: _____________________________
                                                Declan French
                                                Chief Executive Officer

                                HOLDERS: JOHN KENNEDY AND CECELIA KENNEDY


                                            By: ________________________________
                                                John Kennedy


                                            By: ________________________________
                                                Cecelia Kennedy


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